EXHIBIT 10.209

Non-Employee Director Compensation

Effective January 1, 2005

1.	$40,000 annual retainer, payable quarterly after each regularly scheduled meeting of directors.

2.	$1,000 for each Board of Directors meeting attended.

3.	$1,000 for attendance of the annual shareholders meeting.

4.	Committees.

a.	Finance and Audit Committee: $2,500 for each committee meeting attended (committee chairman will also be paid a $10,000 annual retainer).

b.	All other committees: $1,000 for each committee meeting attended ($1,500 to each committee chairman attending).

5.	$500, in the discretion of the Chairman of the Board of Directors, for each telephonic board or committee meeting in which a director participates.

6.	Grant of nonqualified options to purchase common stock having a value of $65,000. The options will be issued on the date of a director’s election or reelection to the Board of Directors and will be fully vested upon issuance. The option exercise price will equal the fair market value of the common stock on the date of grant.

7.	Grant of restricted stock having a value of $65,000. The restricted stock will be issued on the first business day of each calendar year and will vest upon a director’s departure from the board.